Exhibit 10.7(i)
RETAINER AGREEMENT
     THIS AGREEMENT, made this 11th day of November 2005, by and between TRM Corporation, an Oregon corporation (hereinafter called “Company”), and Daniel G. Cohen, an individual residing in Florida (hereinafter called “Chairman”).
WITNESSETH:
     WHEREAS, Company wishes to continue to retain Chairman as Chairman of the Board of Directors of the Company, and Chairman wishes to continue to serve as Chairman of the Board of the Company, and both parties wish to gain the protections and benefits contained in this Retainer Agreement, Company and Chairman agree to the covenants and restrictions contained herein;
     WHEREAS, due to Chairman’s desire to continue to serve as Chairman and gain the protections and benefits contained in this Retainer Agreement (“Agreement”), Chairman agrees to the covenants and restrictions contained herein;
     NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound hereby, Company and Chairman agree as follows:
     1. Definitions. As used herein, the following terms shall have the meanings set forth below unless the context otherwise requires.
          “Affiliate” shall mean a person or entity who or which (i) with respect to any entity, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such entity; or (ii) with respect to Chairman, is a parent, spouse, child or issue of Chairman, including persons in an adopted or step relationship.
          “Annual Bonus” shall mean the bonus payment(s) available to Chairman at the sole discretion of the majority of the Board of Directors or the Compensation Committee, as set forth in Section 5(b), as such amount may be adjusted from time to time.
          “Base Compensation” shall mean the annual rate of compensation set forth in Section 5(a), as such amount may be adjusted from time to time.
          “Board” shall mean the Board of Directors of Company.
          “Business” shall mean the business conducted by Company or any Subsidiary or corporate parent thereof or entity sharing a common corporate parent with the Company on the date of execution of this Agreement, including business activities in developmental stages, business activities which may be developed by the Company, or by any Subsidiary or corporate parent thereof or entity sharing a common corporate parent with the Company, during the period of Chairman’s employment by Company, and all other business activities which flow from a reasonable expansion of any of the foregoing during Chairman’s service to the Company and about which Chairman had or has constructive or actual knowledge.
          “Cause” shall include any one or more of the following:
          (a) Chairman breaches or neglects the material and substantial duties that Chairman is required to perform under the terms of this Agreement, including if Chairman performs his duties in an incompetent manner, after written notice of the breach or neglect and thirty (30) days to cure such breach or neglect;
          (b) The reasonable belief of a majority of the Board of Directors that Chairman has committed a crime of moral turpitude or has entered a plea of nolo contendere (or similar plea) to a charge of such an offense;
          (c) Chairman uses alcohol in an inappropriate manner or any unlawful controlled substance while performing his duties under this Agreement and such use materially interferes with the material performance of Chairman’s duties under this Agreement;
          (d) Chairman commits any act of criminal fraud, material dishonesty or misappropriation relating to or involving the Company;
          (e) Chairman materially violates a rule(s), regulation(s), policy(ies), plan(s) or express direction(s) of the Board;
          (f) Chairman engages in the unauthorized disclosure of Confidential Information; or
          (g) Chairman acts in a manner that is materially contrary to the best interests of the Company after he is given written notice of his actions, as well as 30 days to cure.
          “Change of Control” shall be deemed to have occurred upon the earliest to occur of the following events:
          (h) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including in the Company’s subsidiaries) of the Company and its subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);
          (i) the adoption of a plan relating to the liquidation or dissolution of the Company;
          (j) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “Person” (as that term is used in Section 13(d)(3) of the Exchange Act), becomes the “Beneficial Owner” (as that term is used in Section 13(d)(3) of the Exchange Act), directly or indirectly, of more than 35% of the Voting Stock of the Company;

          (k) the Company consolidates or merges with or into another Person or any Person consolidates or merges with or into the Company, in either case under this clause (D), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons Beneficially Owning, directly or indirectly, Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Company immediately prior to such consummation do not Beneficially Own, directly or indirectly, Voting Stock representing a majority of the total voting power of the Voting Stock of the Company or the surviving or transferee Person; or
          (l) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.
          “Commencement Date” shall have the meaning specified in Section 4 hereof.
          “Confidential Information” shall have the meaning specified in Section 12(b) hereof.
          “Disability” shall mean Chairman’s inability, for a period of thirteen (13) consecutive weeks, or a cumulative period of 120 business days (i.e., Mondays through Fridays, exclusive of days on which Company is generally closed for a holiday) out of a consecutive period of twelve (12) months, to perform the essential duties of Chairman’s position, due to a disability as that term is defined in the American With Disabilities Act.
          “Restricted Area” shall have the meaning specified in Section 12(a)(i) hereof.
          “Restricted Period” shall have the meaning specified in Section 12(a) hereof.
          “Subsidiary” shall mean any company in which Company owns directly or indirectly 50% or more of the Voting Stock or 50% or more of the equity; or any other venture in which it owns either 50% or more of the voting rights or 50% or more of the equity.
          “Term of Service” shall mean the period specified in Section 4 hereof as the same may be terminated in accordance with this Agreement.
     2. Retainer. Company hereby retains Chairman as Chairman of the Board of Directors of the Company and Chairman hereby agrees to serve the Company for the period and upon the terms and conditions specified in this Agreement.
     3. Office and Duties.
          (a) Chairman shall continue to serve as the Chairman of the Board of Directors of the Company. In such capacity, Chairman shall render such services as are necessary and desirable to protect and advance the best interests of Company, including establishing guidelines for the President & CEO to run the day-to-day business of the Company.

          (b) Chairman may engage in charitable, civic, fraternal, trade and professional association activities that do not interfere with Chairman’s obligations to Company, but Chairman shall not work for any other for-profit business without so disclosing such activity to the Board, in which event the Board may not unreasonably withhold its consent to such activity. It is acknowledged that Chairman is also associated with Bancorp, Inc. and Cohen Bros. & Co.
     4. Term. The Term of Service (the “Initial Term”) shall continue from May 18, 2005 (the “Commencement Date”), and end on the date of the Annual Meeting of Shareholders held three (3) years thereafter, unless sooner terminated for any reason. However, at the end of the Initial Term, this agreement will be automatically extended for consecutive three (3) year terms (“Additional Term”) unless not later than thirty (30) days prior to the end of the Initial Term or the successive anniversary of that date, Chairman gives written notice that he does not wish to extend this agreement. Chairman acknowledges and agrees that the Company cannot guarantee the term of his Chairmanship but, that if he is not re-elected to the Board of Directors, the payments and stock and option vesting described below shall become effective. During the Term of Service, this Agreement and Chairman’s service can be terminated in accordance with Sections 6 and 7 below.
     5. Compensation and Benefits.
          (a) For all of the service rendered by Chairman to Company, Chairman shall receive Base Compensation at the gross annual rate of one hundred fifty thousand USD ($150,000.00), payable monthly or as otherwise directed by Chairman. The Base Compensation shall be reviewed annually, on or around the anniversary date of the Commencement Date of this Agreement to ascertain, in the sole discretion of the Board or the Compensation Committee, the amount, if at all, the Chairman’s Base Compensation should be increased, but it shall not be decreased.
          (b) In addition to the foregoing compensation, Chairman is eligible to receive an Annual Bonus each fiscal year in an amount, as shall be determined by a majority of the Board of Directors or the Compensation Committee, in their sole discretion. The Annual Bonus shall be payable at Chairman’s discretion, either in a single lump-sum payment, or in equal monthly installments beginning no later than ninety (90) days after the end of the relevant fiscal year.
          (c) If Chairman’s service is terminated by the Company at any time within three months before, or twelve months after the occurrence of a Change in Control or for any other reason except for cause, (i) all Stock Options and Restricted Stock granted to Chairman by Company, which pursuant to the terms of the applicable plan vest upon a Change in Control, shall vest upon the date of Chairman’s termination, and shall be exercisable to Chairman for ten (10) years thereafter and (ii) Company shall pay Chairman an amount equal to the average of Chairman’s highest three (3) years of Base Compensation plus Annual Bonus multiplied by 2.99. Except as otherwise specifically set forth in this Section 5(c), all Base Compensation, Annual Bonus, additional bonus, and any other compensation and benefits provided herein shall cease at the time of such termination, subject to the terms of any benefit or compensation plans then in force and applicable to Chairman, and Company shall have no liability or obligation hereunder by reason of such termination.

          (d) In the event any amounts payable under this Agreement (and/or under any other plan, agreement or arrangement by which Chairman is to receive payments in the nature of compensation from the Company) would constitute “excess parachute payments,” as that term is defined for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations promulgated pursuant thereto, Chairman will receive additional cash payments such that, after payment of all federal, state and local income taxes and federal excise taxes on the excess parachute payments and on the additional cash payments made under this paragraph, Chairman would have a net amount equal to the amount Chairman would have received under the terms of this Agreement if no portion of such payments and/or benefits were treated as excess parachute payments for purposes of Code Section 280G.
          (e) Chairman agrees and acknowledges that his service and the other protections and benefits of this Agreement are full, adequate and sufficient consideration for the restrictions and obligations set forth in Section 6 of this Agreement.
     6. Fringe Benefits. As an inducement to Chairman to continue service hereunder, and in consideration of Chairman’s covenants under this Agreement, Chairman shall be entitled to an automobile leased by the Company on his behalf or an automobile allowance, consistent with Company policy and practice. Company shall pay the automobile insurance for one vehicle used by Chairman in connection with his service to the Company.
     7. Termination for Cause. Chairman’s service to the Company may be terminated by the Board at any time for Cause as that term is defined in Section 1 herein, effective not less than ten (10) days after written notice of such termination. Upon the effective date of termination of Chairman under this Section 6, Company shall have no obligation to Chairman for Base Compensation, Annual Bonus, Fringe Benefits, or any other form of compensation or benefits other than (a) amounts of Base Compensation, and vested Stock and Stock Options accrued through the effective date of termination, and (b) reimbursement of appropriately documented expenses incurred by Chairman before the written notice of termination of service, to the extent that Chairman would have been entitled to such reimbursement but for the termination of service.
     8. Termination without Cause.
          (a) The Board of Directors may terminate Chairman’s service to the Company at any time without Cause upon ninety (90) days written notice. Notwithstanding termination of Chairman under this Section 7, Company shall pay Chairman an amount equal to the average of Chairman’s highest three (3) years of Base Compensation plus Annual Bonus multiplied by 2.99, and Chairman shall be entitled to receive all vested Stock and Stock Options (all of which will fully vest upon such termination).
          (b) Chairman may terminate his service to the Company for any or no reason, upon ninety (90) days written notice. If such notice is provided by Chairman, Company, in its sole discretion, may waive the notice period or any portion thereof, with pay (Base Compensation only) to Chairman for the remaining notice period. Upon termination by Chairman of his service under the provisions of this Subsection 7(b), the Company shall have no obligation to Chairman for Base Compensation, Annual Bonus, Fringe Benefits or any other form of compensation or benefits other than (a) amounts of Base Compensation, vested Stock and Stock Options accrued through the effective date of termination, and (b) reimbursement of appropriately documented expenses incurred by Chairman before the termination of service, to the extent that Chairman would have been entitled to such reimbursement but for his termination of his service.
          (c) Termination of Chairman’s service pursuant to Sections 6 and 7 shall release the Company of all its liabilities and obligations under this Agreement, except as expressly provided in Sections 6 and 7. Termination of Chairman’s service pursuant to this Section shall not, however, release Chairman from Chairman’s obligations and restrictions as stated in Sections 9 and 10 of this Agreement.
          (d) Chairman shall not be entitled to any payment or benefit under any Company severance plan other than as reflected herein under Section 7, practice or policy, if any, in effect at or after the time of Chairman’s termination since this Agreement supersedes all such plans, practices and policies.
     9. Company Property. All advertising, sales, manufacturers’ and other materials or articles or information, including without limitation data processing reports, computer programs, software, customer information and records, business records, price lists or information, samples, or any other materials or data of any kind physically furnished to Chairman by Company or developed by Chairman on behalf of Company or at Company’s direction or for Company’s use or otherwise in connection with Chairman’s service hereunder, are and shall remain the sole property of Company, including in each case all copies thereof in any medium, including computer tapes and other forms of information storage. If Company requests the return of such materials at any time during or at or after the termination of Chairman’s service, Chairman shall deliver all copies of the same to Company immediately.
     10. Noncompetition, Trade Secrets, Etc. Chairman hereby acknowledges that, during and solely as a result of his service as Chairman to the Company, Chairman has had and will have access to Confidential Information as that term is defined herein. In consideration of such special and unique opportunities afforded by Company to Chairman as a result of Chairman’s service and the other benefits referred to within this Agreement, the Chairman hereby agrees as follows:
          (a) From the date hereof until twelve (12) months following the termination of Chairman’s service to the Company, for any or no reason, whether initiated by Chairman or Company (“Restricted Period”);
               (i) Chairman shall not, for his own benefit or the benefit of any third party, directly or indirectly engage in (as a principal, shareholder, partner, director, officer, agent, Chairman, consultant or otherwise) or be financially interested in any business operating within the United States or Canada (the “Restricted Area”), which provides consumer convenience services materially the same as the services Company provides to third parties, or any other business activities which are materially the same as and which are in direct competition with the Business, or with any business activities carried on by Company or being planned by Company, at the time of the termination of Chairman’s service, or any other business activities which are materially the same as the Business for any of the Company’s past, present or prospective clients, customers or accounts; provided however, nothing contained in this Section 10 shall prevent Chairman from holding for investment less than five percent (5%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system. It is acknowledged that Chairman’s service to the Bancorp, Inc. and/or Cohen Bros. & Co. shall not be a violation of this subsection (i).
               (ii) Induce or attempt to influence any Chairman, customer, independent contractor or supplier of Company to terminate employment or any other relationship with Company. During the Restricted Period, Chairman shall not, directly or indirectly, disclose or otherwise communicate to any of the clients, customers or accounts of Company, its Affiliates or any Subsidiary thereof that he has been terminated, is considering terminating or has decided to terminate his service to the Company.
          (b) Chairman shall not use for Chairman’s personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association, or company other than Company, any “Confidential Information” which term shall mean any information regarding the business methods, business policies, policies, procedures, techniques, research or development projects or results, historical or projected financial information, budgets, trade secrets, or other knowledge or processes of or developed by Company or any names and addresses of customers or clients or any data on or relating to past, present or prospective Company customers or clients or any other confidential information relating to or dealing with the business operations or activities of Company, made known to Chairman or learned or acquired by Chairman while providing service to the Company. Confidential Information shall not include (1) information unrelated to the Company which was lawfully received by Chairman free of restriction from another source having the right to so furnish such Confidential Information; or (2) information after it has become generally available to the public or to industry competitors without breach of this Agreement by the Chairman; or (3) information which at the time of disclosure to the Chairman was known to the Chairman to be free of restriction as evidenced by documentation from the Company which the Chairman possesses, or (4) information which Company agrees in writing is free of such restrictions. All memoranda, notes, lists, records, files, documents and other papers and other like items (and all copies, extracts and summaries thereof) made or compiled by Chairman or made available to Chairman concerning the business of Company shall be Company’s property and shall be delivered to Company promptly upon the termination of Chairman’s service to the Company or at any other time on request. The foregoing provisions of this Subsection 10(b) shall apply during and for a period of one (1) year after Chairman continues to serve as Chairman of the Company and shall be in addition to (and not a limitation of) any legally applicable protections of Company’s interest in confidential information, trade secrets and the like. At the termination of Chairman’s service to the Company, Chairman shall return to Company all copies of Confidential Information in any medium, including computer tapes and other forms of data storage.
          (c) Any and all writings, inventions, improvements, processes, procedures and/or techniques which Chairman may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time when Chairman is providing service to the Company, whether or not during working hours and whether or not at the request or upon the suggestion of Company, which relate to or are useful in connection with the Business or with any business now or hereafter carried on or contemplated by Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of Company. Chairman shall make full disclosure to Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in Company. Chairman shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist

Company so that Company can prepare and present applications for copyright or Letters Patent therefor and can secure such copyright or Letters Patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. Chairman shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.
          (d) Chairman acknowledges that the restrictions contained in the foregoing Subsections in view of the nature of the business in which Company is engaged, are reasonable and necessary in order to protect the legitimate interests of Company, that their enforcement will not impose a hardship on Chairman or significantly impair Chairman’s ability to earn a livelihood, and that any violation thereof would result in irreparable injuries to Company. Chairman and Company acknowledge that, in the event either party believes the other party has violated any of the terms of this Agreement, the other party shall be entitled to seek from any court of competent jurisdiction, without attempting arbitration, preliminary and permanent injunctive relief.
          (e) If the Restricted Period or the Restricted Area specified above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such amount or the area shall be reduced by the elimination of such portion or both such reductions shall be made so that such restrictions may be enforced for such time and in such area as is adjudged to be reasonable. If Chairman violates any of the restrictions contained in the foregoing Subsections, the relevant Restricted Period shall be extended by a period equal to the length of time from the commencement of any such violation until such time as such violation shall be cured by Chairman to the satisfaction of Company. Chairman hereby expressly consents to the jurisdiction of any court within the Eastern District of Pennsylvania for the purpose of seeking a preliminary or permanent injunction as described above in Section 10(d), and agrees to accept service of process by certified mail return receipt requested relating to any such proceeding. Company may supply a copy of Section 10 of this Agreement to any future or prospective employer of Chairman or to any person to whom Chairman has supplied information if Company determines in good faith that there is a reasonable likelihood that Chairman has violated or will violate such Section.
     11. Prior Agreements. Chairman represents to Company that there are no restrictions, agreements or understandings, oral or written, to which Chairman is a party or by which Chairman is bound that prevent or make unlawful Chairman’s execution or performance of this Agreement.
     12. Miscellaneous.
          (a) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

          (b) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict-of-laws doctrines of such jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.
          (c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when personally delivered, on the day specified for delivery when deposited with a recognized national or regional courier service for delivery to the intended addressee or two (2) days following the day when deposited in the United States mails, first class postage prepaid, addressed as set forth below:

(i)	If to Chairman:
Daniel G. Cohen

(ii)	If to Company:
Amy B. Krallman, Esq.
Senior Vice President
TRM Corporation
5208 N.E. 122d Avenue
Portland, OR 97230

with a copy, given in the manner prescribed above, to:
Jodi T. Plavner, Esq.
Wolf, Block, Schorr and Solis-Cohen, LLP
1650 Arch Street, 22nd Floor
Philadelphia, PA 19103
     In addition, notice by mail shall be by air mail if posted outside of the continental United States. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.
          (d) Binding Nature of Agreement. This Agreement shall be binding upon Company and shall inure to the benefit of Company, its present and future Subsidiaries, Affiliates, successors and assigns including any transferee of the business operation, as a going concern, in which Chairman is employed and shall be binding upon Chairman, Chairman’s heirs and personal representatives. None of the rights or obligations of Chairman hereunder may be assigned or delegated, except that in the event of Chairman’s death or Disability, any rights of Chairman hereunder shall be transferred to Chairman’s estate or personal representative, as the case may be. Company may assign its rights and obligations under this Agreement in whole or in part to any one or more Affiliates or successors, but no such assignment shall relieve Company of its obligations to Chairman if any such assignee fails to perform such obligations.

          (e) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
          (f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
          (g) Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to service provided by Chairman to the Company, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing. Notwithstanding the foregoing, nothing herein shall limit the application of any generally applicable Company policy, practice, plan or the terms of any manual or handbook applicable to Company’s directors and executives generally, except to the extent the foregoing directly conflict with this Agreement, in which case the terms of this Agreement shall prevail.
          (h) Section Headings. The Section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
          (i) Number of Days. Except as otherwise provided herein, for example, in the context of vacation days, in computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.
          (j) Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.
          (k) Dispute Resolution. In the event of any disagreement of any nature whatsoever between the parties to this Agreement in any way relating to this Agreement, except for the ability of the parties to seek a preliminary or permanent injunction as described above, which need not be discussed between the parties or arbitrated, the parties shall meet to attempt to resolve such disagreement. In the event of their failure to do so within fifteen (15) days or such longer period of time as shall be mutually agreed upon by the parties, either party may serve notice in writing upon the other party requesting arbitration, which notice shall specify in reasonable detail the nature of the dispute. Any arbitration under this Section shall be held in Philadelphia, Pennsylvania or such other place as shall be mutually agreed to by the parties, and conducted in accordance with the procedures set forth hereafter and, to the extent not inconsistent with this Section, in accordance with the Rules of the American Arbitration Association in effect on the date of this Agreement. Company shall have the right and remedy to ask the arbitrator to require

Chairman to account for any pay over to Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Chairman as the result of any transactions constituting a breach of Section 9, and Chairman shall account for and pay over such amounts to Company upon the arbitrator’s determination thereof.
               (i) Any arbitration under this Section shall be before an arbitrator who shall be experienced in the area of labor law. The arbitrator shall be selected by the parties from lists provided by the American Arbitration Association. The parties agree to exchange all relevant documents prior to any hearing, and further agree that any dispute over such exchange may be submitted to the arbitrator for decision, which decision shall be binding on the parties. The parties further agree to exchange hearing exhibits and designations of witnesses to be called at the hearing at least ten (10) calendar days before any hearing as a party may not offer at the hearing as part of its direct case any witness, evidence or document not so disclosed, unless such witness(es), evidence or document(s) became available and/or known to the party who wishes to introduce such witness(es), evidence and/or document(s) within the ten (10) calendar days prior to the arbitration, and such witness(es), evidence or document(s) is immediately provided to the arbitrator and the other party, or unless the evidence is for rebuttal or impeachment purposes and its need was not anticipated or foreseen before the hearing.
               (ii) Within 60 days of the production of all documents, evidence and witness list as outlined in the preceding section, the arbitrator shall conduct the arbitration hearing. Each party will have one day to present its case, unless, upon request the arbitrator determines that more or less time is appropriate. Within 30 days of the arbitration hearing, the arbitrator shall render a decision in writing to each party.
               (iii) Any arbitration award must (i) be rendered in accordance with applicable law as described in this Agreement and (ii) be set forth in a written decision which sets forth the reasons (including, without limitation, the conclusions of fact and/or law) upon which such award is rendered. Judgment upon an arbitration award may be rendered in any court of competent jurisdiction or application may be made to any such state or federal court of competent jurisdiction for judicial acceptance of an order to enforcement of an arbitration award, as the case may be. Any arbitration award shall be final and binding on the parties. Once an issue has been arbitrated pursuant hereto, the decision of the arbitrator shall be res judicata with respect to such issue.
               (iv) The arbitrator shall have the power to issue subpoenas compelling testimony and/or the production of documents from any person whether or not a party hereto, which subpoenas shall be enforceable in all courts of competent jurisdiction in the Eastern District of Pennsylvania. In addition, the arbitrator and attorney-of-record shall have the power to request through the above-mentioned courts of competent jurisdiction the taking of depositions from any person, not a party or a director, officer, Chairman, employee or agent of a party, who cannot be subpoenaed or is unable to attend the arbitration, whose testimony the arbitrator deems both important and relevant to the resolution of the issues presented for arbitration.

               (v) The cost of the arbitration and all attorney fees shall be borne by the parties in such proportion as the arbitrator shall direct, with such arbitrator to give due consideration to the fault of the parties.
               (vi) Notwithstanding the foregoing, the parties need not arbitrate any request for preliminary or permanent injunctive relief; such relief may be brought by either party in any state or federal court in the Eastern District of Pennsylvania. Such litigation will toll the Restricted Periods beginning on the alleged date of Chairman’s violation until the date the dispute is resolved.
          (l) Jurisdiction of Courts. Any legal suit, action, claim, proceeding or investigation arising out of or relating to Sections 9 or 10 of this Agreement may be instituted in any state or federal court in the Eastern District of Pennsylvania, and each of the parties hereto waives any objection which party may now or hereafter have to such venue of any such suit, action, claim, proceeding or investigation, and irrevocably submits to the jurisdiction of any such court. Any and all service of process and any other notice in any such suit, action, claim, proceeding or investigation shall be effective against any party if given by registered or certified mail, return receipt requested, or by any other means of mail which requires a signed receipt, postage prepaid, mailed to such party as herein provided. If for any reason such service of process by mail is ineffective, then Company shall be deemed to have appointed Jodi T. Plavner, Esquire, Wolf, Block, Schorr and Solis-Cohen LLP, 1650 Arch Street, 22nd Floor, Philadelphia, Pennsylvania 19103, as the authorized agent of Company to accept and acknowledge, on behalf of Company, service of any and all process which may be served in any such suit, action, claim, proceeding or investigation. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any jurisdiction other than Pennsylvania.
          (m) Survival. All provisions of this agreement which by their terms survive the termination of Chairman’s service to the Company, including without limitation the covenants of Chairman set forth in Sections 9 and 10 and the obligations of Company to make any post-termination payments under this Agreement, shall survive termination of Chairman’s service to the Company and shall remain in full force and effect thereafter in accordance with their terms.
— Signatures on Next Page —

     IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement in Philadelphia, Pennsylvania as of the date first above written.

TRM Corporation
By:	/s Alan D. Schreiber
	Name:	Alan D. Schreiber
	Title:	Chairman, Compensation Committee

Chairman
/s/ Daniel G. Cohen
Daniel G. Cohen